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For more information, contact:

Kimberly Leo                                              Jeannine McDonough
(415) 252-2000                                            (617) 219-2026
IR@macromedia.com                                         jmcdonough@allaire.com




                         Macromedia and Allaire Provide
                       Updated Guidance for March Quarter

                Companies Expect Merger to Close by End of March

SAN FRANCISCO, CA and NEWTON, MA -- MARCH 5, 2001 - Macromedia, Inc. (NASDAQ:MACR) and Allaire Corporation (NASDAQ:ALLR) announced today that they have been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act. The companies now expect to close their pending merger on or shortly after March 20, 2001, assuming approval of the merger by Allaire stockholders at a special meeting to be held on March 20, 2001.

"We are very excited to be able to put these two companies together," said Rob Burgess, Macromedia chairman and chief executive officer. "This merger is a huge win for our customers, bringing together Macromedia's industry leading Web content creation software with Allaire's application servers and application development solutions. Our visions for the future of the Web are completely aligned."

"While we are very confident in our product strategy and competitive position, the weakness in the overall economy is affecting the short term results of both companies," said Burgess.

Based on preliminary information, Macromedia expects its standalone revenue for the quarter ended March 31, 2001 to be in the range of $85 to $90 million. Because the merger is expected to close on or about March 20, 2001, Macromedia will incorporate approximately the last 10 days of Allaire's March quarter into Macromedia's reported results. Allaire will not be reporting a standalone March quarter. Macromedia expects the inclusion of Allaire's results for this period to be neutral to its earnings.
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The combined company, which will operate under the name Macromedia, is scheduled to report fourth quarter and fiscal year end results during the first week of May, 2001.
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Certain matters discussed in this news release, such as the expected closing date of the merger and the short- and long-term outlooks for the combined company, may be considered forward looking statements that involve risks and uncertainties, including those related to the risk of integrating newly acquired technologies and products, quarterly fluctuations of operating results, risks related to whether the merger closes and related integration and successful operation of the combined company, customer acceptance of new products and services and new versions of existing products, impact of competition, risks of delay in product development and release dates, risks of product returns, economic conditions, including the demand for the combined company's products, in the domestic and significant international markets, investments in new business opportunities and the other risks detailed from time to time in the companies' SEC reports, including without limitation their quarterly reports on Form 10-Q and annual reports on Form 10-K as they may be updated or amended with future filings. The actual results the companies achieve may differ materially from any forward- looking statements due to such risks and uncertainties.


ABOUT MACROMEDIA

Macromedia is passionate about what the Web can be. Its award-winning products empower developers to provide the most engaging experience on the Web, and enable more effective e-business. Headquartered in San Francisco, Macromedia (NASDAQ: MACR) has more than 1,200 employees worldwide and is available on the Internet at www.macromedia.com.

ABOUT ALLAIRE

Allaire brings e-business innovation within everyone's reach. Technology professionals worldwide rely on Allaire's software products to rapidly and cost-effectively build their business on the Web. With a proven software foundation and a worldwide partner network, Allaire has enabled thousands of companies to deliver innovative Internet business solutions. Headquartered in Newton, Mass., Allaire has offices in North America, Europe and Asia Pacific and can be found on the World Wide Web at www.allaire.com.


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